Exhibit 99

Titan International Inc. Announces Fourth Quarter and Year-End Results

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 25, 2010

Fourth quarter summary:

•	Sales for fourth quarter 2009 were $146.5 million, as compared to $258.6 million in the fourth quarter of 2008.

•	Fourth quarter loss from operations was $(30.1) million, which included an $11.7 million noncash goodwill charge, compared to income from operations of $11.5 million for last year’s fourth quarter.

•	Net loss for the fourth quarter was $(26.5) million, compared to $(18.4) million for fourth quarter 2008.

•	Cash at December 31, 2009, was $229.2 million, an improvement of $183.8 million from the $45.4 million balance at September 30, 2009.

•	Inventory at December 31, 2009, was $110.1 million, a reduction of $14.7 million from the $124.8 million balance at September 30, 2009.

Year-to-date summary:

•	Year-to-date sales for 2009 were $727.6 million, as compared to $1,036.7 million in 2008.

•	Loss from operations in 2009 was $(18.9) million, which included an $11.7 million noncash goodwill charge, compared to income from operations of $73.3 million in 2008.

•	Net loss for year-end 2009 was $(24.6) million, compared to net income of $13.3 million in 2008.

•	Cash at December 31, 2009, was $229.2 million, an improvement of $167.5 million from the $61.7 million balance at December 31, 2008.

•	Inventory at December 31, 2009, was $110.1 million, a reduction of $37.2 million from the $147.3 million balance at December 31, 2008.

Statement of Chief Executive Officer:

“2009 was an interesting year for Titan,” said Maurice M. Taylor Jr., Chairman and CEO. “The year started fairly well with large farm running strong, but as the year moved on, construction was dead and mining used up a lot of its wheel and tire inventory.

“Titan did have some very good things happen in 2009. We developed newer, improved giant mining tires that are running 35 to 40 degrees lower in temperature than first generation tires. Titan removed 1,500 pounds from the first generation model, and with new rubber compounds, developed a tire that can run as fast at 40 mph. The first generation tire performed well, but at lower speeds,” said Taylor.

“Titan also completed a $172.5 million convertible senior subordinated note offering in December 2009. These seven-year convertible notes give Titan financial flexibility and liquidity for the coming years.

“The operation numbers for the second half of the year were disappointing. There is no question that large tire factories need much more flexibility, and this will be addressed in November 2010 with our union workforce. I am happy to see 2009 come to a close. There is no question in my mind that 2010 will be a better year. My reasoning:

•	Large farm tires and wheels still have fair sales volume. They are not 2008 crazy, but they are good.
•
Construction tires should be up because there is no inventory. That is good news because this industry was down 85 percent in 2009. I think it will still be down 65 percent from 2007, but up from last year.

•
Mining is running good. There is no shortage of tires, but the market is good and pricing is fair. Titan has increased its product offering and is coming out with a new line of radial loader tires that we feel will help every mining company lower their cost.

•	Titan will test its first new 73.5-inch super giant tire this spring, and if the test is successful, Titan anticipates putting its first tires in the field during third quarter of 2010.

“My final comment is on future acquisitions in the tire and wheel business. Titan has been in discussions with various competitors and these discussions will continue, but we will only finalize any transaction if it makes sense business-wise and financially. In short, we are not going to roll the dice,” said Taylor.

Financial overview:

Sales: Titan International Inc. recorded net sales of $146.5 million for fourth quarter of 2009, as compared to fourth quarter 2008 sales of $258.6 million. For the year, net sales for 2009 were $727.6 million, as compared to $1,036.7 million at year-end 2008. The significantly lower sales levels were primarily the result of reduced demand for the company’s products in all segments, a consequence of the worldwide recession and global economic crisis.

Many of Titan’s major customers implemented extended shutdowns during the second half of 2009, and Titan in turn extended shutdowns at its production facilities to manage the lower demand. These items had a negative impact on Titan’s annual 2009 sales for the agricultural market, down approximately 23 percent, earthmoving/construction market, down approximately 49 percent, and consumer market, down approximately 24 percent, when compared to the previous year.

Gross profit: Gross loss for fourth quarter 2009 was $(0.8) million, or (0.6) percent of net sales, as compared to gross profit of $28.0 million, or 10.8 percent of net sales, in 2008. Gross profit for the year of 2009 was $56.0 million, or 7.7 percent of net sales, as compared to $139.7 million, or 13.5 percent of net sales, for 2008. Titan’s extended shutdowns in conjunction with lower production levels when operating drastically reduced the company’s manufacturing efficiencies. These lower efficiencies resulted in gross profit and percentage of net sales reductions.

Selling, general and administrative expenses: SG&A expenses for the fourth quarter of 2009 were $12.3 million, as compared to $12.8 million at the same time in 2008. For the year, SG&A was $46.7 million, a reduction of approximately $7 million as compared to $53.7 million for the year ended December 31, 2008.

Noncash goodwill impairment charge: In the fourth quarter of 2009, Titan recorded a noncash goodwill impairment charge of $11.7 million on both a pre-tax and after-tax basis. The company has no goodwill at December 31, 2009.

Income from operations: Loss from operations was $(30.1) million in the fourth quarter of 2009, as compared to income from operations of $11.5 million in fourth quarter 2008. Loss from operations was $(18.9) million for the year ended December 31, 2009, compared to income from operations of $73.3 million for the year ended December 31, 2008.

Net income: Net loss was $(26.5) million for the fourth quarter of 2009, as compared to $(18.4) million in fourth quarter 2008. Year-to-date 2009, net loss was $(24.6) million, as compared to net income of $13.3 million in 2008.

Cash balance: Cash at December 31, 2009, was $229.2 million, an improvement of $167.5 million from the $61.7 million balance at December 31, 2008.

Inventory: Inventory at December 31, 2009, was $110.1 million, a reduction of $37.2 million from the $147.3 million balance at December 31, 2008.

Capital expenditures: Titan’s capital expenditures for 2009 were $39.5 million, which included approximately $23 million of expenditures related to the Giant OTR Project. Capital expenditures for 2008 were $80 million, which included approximately $60 million related to the Giant OTR Project.

Depreciation and amortization: The company’s depreciation and amortization at December 31, 2009, was $34.3 million, compared to $30.4 million for year-ended December 31, 2008.

Net debt (debt less cash):  Net debt at December 31, 2009, was $137.1 million, a reduction of $26.2 million from the year-end 2008 balance of $163.3 million.

Convertible Senior Notes Due 2017

On December 21, 2009, the company closed its offering of $172.5 million principal amount of 5.625% Convertible Senior Subordinated Notes due 2017 (the “Notes”), which included the exercise in full of the initial purchasers’ option to purchase $22.5 million principal amount of additional Notes to cover over-allotments. The Notes were offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and to other investors pursuant to another applicable exemption from registration.

Titan received net proceeds from the offering of approximately $166 million after deducting initial purchasers’ discounts and estimated offering expenses. Titan intends to use the proceeds from the offering for general corporate purposes, including financing potential future acquisitions and repayment of existing debt obligations.

SUBSEQUENT EVENTS:

Special Meeting of Stockholders (Definitive proxy filed January 29, 2010)

A Special Meeting of Stockholders (the “Special Meeting”) of Titan International, Inc. is to be held on March 4, 2010, at 10:00 a.m. Central Time, at the Holiday Inn, 4821 Oak Street, Quincy, IL 62305, to consider and act upon the following matters:

1)	To approve an amendment to the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 60,000,000 shares to 120,000,000 shares; and

2)	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The company’s board of directors has fixed the “record date” to be the close of business on January 15, 2010. Only those stockholders whose names appear of record at the company’s close of business on January 15, 2010, as holders of record of the company common stock, are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2009 and 2008

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$146,516	$258,598	$727,599	$1,036,700
Cost of sales	147,330	230,597	671,634	896,986
Gross profit (loss)	(814)	28,001	55,965	139,714

Selling, general and administrative expenses	12,325	12,781	46,734	53,661
Research and development expenses	3,834	1,215	8,850	3,490
Royalty expense	1,450	2,456	7,573	9,242
Noncash goodwill impairment charge	11,702	0	11,702	0
Income (loss) from operations	(30,125)	11,549	(18,894)	73,321

Interest expense	(4,427)	(3,696)	(16,246)	(15,122)
Noncash Titan Europe Plc charge	0	(37,698)	0	(37,698)
Other income (expense)	438	(50)	3,138	2,509
Income (loss) before income taxes	(34,114)	(29,895)	(32,002)	23,010

Provision (benefit) for income taxes	(7,631)	(11,489)	(7,357)	9,673

Net income (loss)	$(26,483)	$(18,406)	$(24,645)	$13,337

Earnings (loss) per common share:
Basic	$(.76)	$(.53)	$(.71)	$.39
Diluted	(.76)	(.53)	(.71)	.38

Average common shares outstanding:
Basic	34,755	34,519	34,708	34,410
Diluted	34,755	34,958	34,708	34,838

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Agricultural	$110,430	$191,632	$563,528	$729,895
Earthmoving/Construction	31,504	59,417	144,589	281,008
Consumer	4,582	7,549	19,482	25,797
Total	$146,516	$258,598	$727,599	$1,036,700

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2009	2008
Current assets:
Cash & cash equivalents	$229,182	$61,658
Accounts receivable	67,513	126,531
Inventories	110,136	147,306
Deferred income taxes	11,108	12,042
Prepaid & other current assets	27,277	21,662
Total current assets	445,216	369,199

Property, plant & equipment, net	254,461	248,442
Goodwill	0	11,702
Deferred income taxes	7,253	7,256
Other assets	29,533	18,183
Total assets	$736,463	$654,782

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt	$0	$25,000
Accounts payable	24,246	65,547
Other current liabilities	45,826	46,088
Total current liabilities	70,072	136,635

Long-term debt	366,300	200,000
Other long-term liabilities	38,138	38,959
Stockholders’ equity	261,953	279,188
Total liabilities & stockholders’ equity	$736,463	$654,782

Titan International Inc. fourth quarter and year-end conference call:

The Titan International Inc. earnings conference call for the fourth quarter and year ended December 31, 2009, is currently scheduled to be held at 9 a.m. Eastern Time on Thursday, February 25, 2010.

To participate in the conference call, dial (800) 230-1085 five minutes prior to the scheduled time. International callers dial (612) 234-9960.

A replay of the call will be available until March 4, 2010. To access the replay, dial (800) 475-6701 and enter access code 145659. International callers dial (320) 365-3844.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489